Exhibit 10(d)(ii)
SECOND AMENDMENT
OF THE
McDONALD’S DEFERRED COMPENSATION PLAN
(As Amended and Restated effective May 26, 2020)

The McDonald’s Deferred Compensation Plan (the “Plan”), as amended and restated effective May 26, 2020, is hereby further amended as set forth below effective as of January 1, 2025, except as otherwise set forth below.

1.Section 2.11 is amended in its entirety to read as follows:

“2.11 Committee. Committee means the McDonald’s Corporation Management Committee for Employee Benefits (or its successor), which will operate in accordance with the provisions of the Committee’s charter. The Committee may amend its charter at any time and for any reason. If there are no appointed members of the Committee, the Company’s Senior Vice President, Global Total Rewards (or the lead Global Total Rewards officer if there is no appoint Senior Vice President, Global Total Rewards), will act as the Committee.”

2.Section 2.15 is amended in its entirety to read as follows:

“2.15 Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the Participant’s Bonus Deferral Election and/or Salary Deferral Election under the Plan, made in accordance with the provisions of Article IV, (ii) the period during which such election will remain in effect, and (iii) the Payment Schedule for the Deferral resulting from such election applicable to one or more Accounts.”

3.Section 2.22 is amended in its entirety to read as follows:

“2.22 Enrollment Period. Enrollment Period means the period established by the Committee during which a Participant may make a Bonus Deferral Election and/or Salary Deferral Election, as applicable, which ends no later than the last day a Compensation Deferral Agreement may be filed with respect to such portion of the Participant’s Compensation in accordance with Section 4.2. The Committee may also permit Participants to modify or rescind their Salary Deferral Elections for the upcoming calendar year during a Salary Deferral Election adjustment period occurring before the start of the upcoming calendar year.”

4.Section 2.28 is amended in its entirety to read as follows:

“2.28 Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any Compensation payable upon the Participant’s death or disability (as defined in Treasury Regulation Section 1.409A-1(e)) without regard to the satisfaction of the performance criteria. To defer Performance-Based Compensation, a Participant must have been eligible for a Performance- Based Compensation award as of the first day of the calendar year and remained eligible until the Participant makes a Performance-Based Compensation Deferral Election during that calendar year’s Enrollment Period even if the Participant separates from service subsequently during the same calendar year.”

5.Section 3.1(b) is amended in its entirety to read as follows:

“(b) Bonus Deferral Elections. An Employee is eligible to make a Bonus Deferral Election with respect to the Performance-Based Compensation earned by the Employee for that calendar year and awarded in March of the following year if:

i. The Employee is in the Directional Compensation Band or above on the last day of the Enrollment Period ending in June and was eligible to receive employer matching contributions under the 401(k) Plan as of January 1 of the Performance Period; and

ii. The individual’s annualized base pay determined as of a date established by the Committee each year equals or exceeds the applicable dollar amount in effect under Code Section 414(q)(1)(B)(i) as of the last day of the Enrollment Period.”

6.The first paragraph of Section 6.4 prior to subsection (a) is amended in its entirety to read as follows:

“6.4 Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances will be paid to their Beneficiary in a single lump sum no later than six months following the year of the Participant’s death or three months after the death is reported and verified, whichever is later. For avoidance of doubt, a Beneficiary may not designate a beneficiary. If the Beneficiary dies after the Participant but before receiving a distribution of the vested Account Balances, the Participant’s Account Balances will be paid to the executor of the Beneficiary’s estate.”

7.Section 6.11 is amended in its entirety to read as follows:

“6.11 Domestic Relations Orders. No domestic relations order purporting to allocate all or a portion of a Participant’s Account Balances will be recognized if received after December 31, 2024.”

8.Section 9.2 is amended to read as follows:

“9.2 Actions to Amend or Terminate. The Company, by action taken by the Compensation Committee of its Board of Directors (the “Compensation Committee”) or its delegate, reserves the right to amend or terminate the Plan at any time and for any reason, provided that any such amendment may not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or termination (as if the Participant had incurred a voluntary Separation from Service on such date). No amendment is needed to revise the list of Participating Employers set on Schedule A.”

9.Section 12.7 is amended in its entirety to read as follows:

12.7 Unclaimed Plan Account Balances. If a Participant or Beneficiary fails to claim an amount due to them following a distribution, after a period determined by the Committee, a stop payment will be issued on any outstanding check and the Company will receive the returned, undistributed funds to be used for any corporate purpose. If the Participant or Beneficiary or their respective legal representatives subsequently claims the distribution, no interest or earnings will be paid on the amount distributed. If required under applicable State law, the Committee may transfer the amount to be distributed to the applicable State agency responsible for amounts held under the State’s escheat laws.”

Except to the extent amended by this document, the Plan remains in full force and effect.

Executed on December 6, 2024

By: /s/ Jon Teppo
Jon Teppo, Chair, McDonald’s Officer Committee